Exhibit 10.6
PROMISSORY NOTE
New York, N.Y.

$50,000,000.00	November 2, 2010
A. GENERAL; TERMS OF PAYMENT
1. FOR VALUE RECEIVED, the undersigned, Delek US Holdings Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of BANK LEUMI USA (the “Bank”), at its office at 564 Fifth Ave., New York, NY 10036 the principal sum of Fifty Million Dollars ($50,000,000.00) in lawful money of the United States of America and in immediately available funds, in installments in the amount of Two Million Dollars ($2,000,000) commencing April 1, 2011 and continuing on the first day of each July, October, January and April thereafter, until October 1, 2013 at which time the entire unpaid principal balance of this Note, and all accrued and unpaid interest hereon shall be due and payable.
The Borrower will pay interest on the unpaid principal amount hereof from time to time outstanding, computed on the basis of a 360-day year, at a rate per annum which shall be equal to 4.5% per annum above the Libor Rate (Reserve Adjusted) (*) for a Three month term, as calculated by the Bank, in the manner hereinafter provided, but in no event in excess of the maximum rate permitted by applicable law; provided, that in the event the Bank shall have determined that by reason of circumstances affecting the Libor Rate (Reserve Adjusted) adequate and reasonable means do not exist for ascertaining the Libor Rate (Reserve Adjusted) for any Interest Period, or the

*
“Libor Rate” means, relative to any Interest Period (hereinafter defined) for loans made pursuant to this Note and which bear interest at the “Libor Rate (Reserve Adjusted)” (i) the rate quoted by the British Bankers Association in London as its “LIBOR” rate for U.S. dollar deposits at or about 11:00 a.m., London time, on the second Business Day prior to the commencement of the Interest Period; provided, however, that if the Bank adopts generally in its business a different rate quoting system or service for obtaining the rate of interest commonly known as “LIBOR” for U.S. dollar deposits, then upon giving prompt notice to the Borrower such alternative rate quoting system or service shall be utilized for determining “LIBOR” in lieu of the rate quoted by the British Bankers Association, and (ii) if the rate may not be determined by the Bank as provided in the preceding clause (i) for any reason, as determined by the Bank in its reasonable judgment, then the rate equal to the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum at which U.S. dollar deposits in the approximate amount of the amount of the loan to be made or continued hereunder by the Bank and having a maturity comparable to such Interest Period would be offered to the Bank in the London Interbank market at its request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Libor Reserve Percentage” means, relative to any Interest Period for loans hereunder, the percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the Federal Reserve System Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve System Board).

“Libor Rate (Reserve Adjusted)” means, relative to any loan to be made or continued hereunder for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/16th of 1%) determined by the Bank as follows:

Libor Rate		Libor Rate

(Reserve Adjusted)	=	1.00 — Libor Reserve Percentage

time remaining to the stated maturity date of this Note is less than the shortest Interest Period which may be elected hereunder, then the applicable rate of interest during such Interest Period shall be equal to the rate of interest designated by the Bank, and in effect from time to time, as its “Reference Rate” + 2.75% per annum adjusted when said Reference Rate changes, but in no event in excess of the maximum rate permitted by law (the Borrower acknowledges that the Reference Rate may not necessarily represent the lowest rate of interest charged by the Bank to customers) and in no event shall the per annum rate of interest charged hereunder be less than 5% at any time; further provided that if, by 11:00am New York time, three (3) business days prior to the end of any Interest Period, the Borrower has failed to timely notify the Bank of its election of the choice of interest rate for or length of the next Interest Period, then the interest rate in effect thereafter shall be at the Libor Rate (Reserve Adjusted) +4.5% per annum for an Interest Period the length of which shall be the same length as the immediately preceding Interest Period unless such Interest Period would end after the stated maturity date of this Note, in which case the Interest Period shall be of a duration equal to the next longest Interest Period which would end prior to such scheduled maturity date, provided further that no Libor Rate (Reserve Adjusted)-based loan shall be made less than one month before the stated maturity date of this Note or after the occurrence and continuance of an Event of Default. Interest hereunder shall be payable on the last day of each Interest Period and at maturity (whether by acceleration or otherwise). The term “Interest Period” as used in this Note shall mean a period of Three months (provided however that the first Interest Period shall end on January 1, 2011), with each successive period ending on the first day of each April, July, October and January. No Interest Period shall extend beyond the stated maturity date of this Note. The initial Interest Period for this Note shall begin on the day of the initial draw down under the Note, and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period. If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that, if any Interest Period would otherwise end on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall end on the next preceding Business Day and further provided that if any Interest Period commences on the last Business Day in a calendar month or if there is no corresponding day in the calendar month in which it is to end, then it shall end on the last Business Day in a calendar month. The Bank shall give notice to the Borrower of the interest rate determined for each Interest Period as provided herein, and such notice shall be conclusive and binding upon the Borrower for all purposes absent manifest error. The Borrower shall pay to the Bank to compensate it for any loss, cost or expense that the Bank determines is attributable to any prepayment of a loan made by the Bank to the Borrower using the Libor Rate (Reserve Adjusted). Such compensation shall be an amount equal to the excess (if any) of (i) the amount of interest that otherwise would have accrued on the principal amount so prepaid for the period from the date of such prepayment to the last day of the then current Interest Period for such loan at the applicable rate of interest for such loan provided for herein less (ii) the amount of interest that otherwise would have accrued on such principal amount from the date of such prepayment until the end of the then current Interest Period at a rate per annum equal to the interest component of the amount the Bank would have bid in The London Interbank market for dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by the Bank). The term “Business Day” shall mean any day of the year on which the Bank is open for business (as required or permitted by law or otherwise) and on which dealings in U.S. dollar deposits are carried on in London, England.
If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a “Change in Law”) shall make it unlawful for the Bank to make Libor Rate (Reserve Adjusted)-based loans, or to maintain interest rates based on Libor, then in the former event, any obligation of the Bank contained herein or in any agreement of the Bank to make available such unlawful Libor Rate (Reserve Adjusted)-based loans shall immediately be cancelled, and in the latter event, any such unlawful Libor Rate (Reserve Adjusted)-based loans then outstanding shall be converted, at the Bank’s option, so that interest on the outstanding principal balance subject hereto is determined in relation to the Reference Rate as hereinabove provided; provided however, that if any such Change in Law shall permit any Libor Rate (Reserved Adjusted)-based loans to remain in effect until the expiration of the Interest Period applicable thereto, then such permitted Libor Rate (Reserve Adjusted)-based loans shall continue in effect until the expiration of such Interest Period. Upon the occurrence of any of the foregoing events, Borrower shall pay to the Bank immediately upon demand such amounts as may be necessary to compensate the Bank for any fines, fees, charges, penalties or other costs incurred or payable by the Bank as a result thereof and which are attributable to any Libor Rate (Reserve Adjusted) options made available to Borrower hereunder, and any reasonable allocation made by the Bank among its operations shall be conclusive and binding upon Borrower.

If any Change in Law or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:
(A)
subject the Bank to any tax, duty or other charge with respect to any Libor Rate (Reserve Adjusted) options, or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Bank); or

(B)
impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of the Bank; or

(C)	impose on the Bank any other condition;
and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining any Libor Rate (Reserve Adjusted)-based loan hereunder and/or to reduce any amount receivable by the Bank in connection therewith, then in any such case, Borrower shall pay to the Bank immediately upon demand such amounts as may be necessary to compensate the Bank for any additional costs incurred by the Bank and/or reductions in amounts received by the Bank which are attributable to such Libor Rate (Reserve Adjusted)-based loan. In determining which costs incurred by the Bank and/or reductions in amounts received by the Bank are attributable to any Libor Rate (Reserve Adjusted)-based loan made to Borrower hereunder, any reasonable allocation made by the Bank among its operations shall be conclusive and binding upon Borrower.
In addition, after this Note becomes due, at stated maturity or on acceleration, any unpaid balance hereof shall bear interest from such date until paid at a rate per annum equal to 3% above the rate of interest hereinabove indicated.
2. All Property (as hereinafter defined) held by the Bank shall be subject to a security interest in favor of the Bank as security for any and all Liabilities (as hereinafter defined). The term “Property” shall mean the balance of every deposit account of the Borrower with the Bank or any of the Bank’s nominees or agents and all other obligations of the Bank or any of its nominees or agents to the Borrower, whether now existing or hereafter arising, and all other personal property of the Borrower (including without limitation all money, accounts, general intangibles, goods, instruments, documents and chattel paper) which, or evidence of which, are now or at any time in the future shall come into the possession or under the control of or be in transit to the Bank or any of its nominees or agents for any purpose, whether or not accepted for the purposes for which it was delivered. The term “Liabilities” shall mean the indebtedness evidenced by this Note and all other indebtedness, liabilities and obligations of any kind of the Borrower to the Bank including without limitation all expenses, including attorneys’ fees, incurred by the Bank in connection with any such indebtedness, liabilities or obligations or any of the Property (including any sale or other disposition of the Property).
3. Prepayment. Borrower may prepay this note in whole or in part at any time upon not less than 3 days prior written notice to the Bank, provided that such prepayment is made on the last day of an Interest Period.

4. Manner of Payment. All payments by the Borrower on account of principal, interest or fees hereunder shall be made in lawful money of the United States of America, in immediately available funds. The Borrower authorizes (but shall not require) the Bank to debit any account maintained by the Borrower with the Bank, at any date on which a payment is due under this Note, in an amount equal to any unpaid portion of such payment. If any payment of principal or interest becomes due on a day on which the Bank is closed (as required or permitted by law or otherwise), such payment shall be made not later than the next succeeding Business Day except as may be otherwise provided herein, and such extension shall be included in computing interest in connection with such payment. In the event that any other Liabilities of the Borrower to the Bank are due at any time that the Bank receives a payment from the Borrower on account of this Note or any such other Liabilities of the Borrower, the Bank may apply such payments to amounts due under this Note or any such other Liabilities in such manner as the Bank, in its discretion, elects, regardless of any instructions from the Borrower to the contrary. The Bank or any holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights.
B. EVENTS OF DEFAULT: REMEDIES
Upon the happening, with respect to the Borrower or any guarantor of this Note or any assets of any such Borrower or guarantor, of any of the following events (each an “Event of Default”): the failure to furnish the Bank with any requested information or failing to permit inspection of books or records by the Bank or any of its agents within 7 days after receipt of notice from the Bank of a request to inspect books or records (unless an Event of Default has occurred); the making of any material misrepresentation to the Bank in obtaining credit for any of them; dissolution (if a corporation or partnership); the commencement of a foreclosure proceeding; default in the payment of principal or interest on this Note which continues for 5 days after its due date, or in the performance or observance of any covenant or agreement contained herein or in the payment of any other obligation of the Borrower or its subsidiaries held by the Bank or holder hereof or in the performance or observance of any covenant or agreement contained in the instrument evidencing such obligation which if subject to cure, is not cured within 15 days of default; default by the Borrower, or any Subsidiary, in the performance or observance of the terms (including, without limitation, payment terms) of any instrument pursuant to which any indebtedness for borrowed money in excess of $5 million in the aggregate to each Counter Party (as such term is defined herein) was created or is secured, the effect of which default is to cause any holder of any such indebtedness to cause the same to become due prior to its stated maturity. For purposes of this Agreement, “Counter Party” shall mean any natural person or entity to which the Borrower, or any Subsidiary of the Borrower owes indebtedness and “Indebtdeness” shall mean all obligations for borrowed money of any kind or nature, including but not limited to (i) funded and unfunded debt, (ii) indebtedness secured by (or for which the holder of such indebtedness has an existing right to be secured) a lien on any asset (iii) indebtedness guaranteed by Borrower and/or its Subsidiaries, and (iv) obligations in respect of letters of credit, bankers acceptances or similar instruments. (the term “Subsidiary” means any corporation of which more than 50% of the outstanding shares of capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time, directly owned by the Borrower or by one or more other Subsidiaries); a change in the financial condition or affairs of the Borrower which in the opinion of the Bank or subsequent holder hereof materially reduces its ability to pay all of its obligations; the suspension of business; the making of an assignment for the benefit of creditors, or the appointment of a trustee, receiver or liquidator for the Borrower or for any of its property, or the commencement of any proceedings by the Borrower under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute (including, if the Borrower or any guarantor is a partnership, its dissolution pursuant to any agreement or statute), or the commencement of any such proceedings without the consent of the Borrower or guarantor, as the case may be, and such proceedings shall continue undischarged for a period of 30 days; the sending of notice of an intended bulk sale; the entry of judgments, in the aggregate, in excess of $20,000,000 or any attachment, levy or execution against any of its properties (except for tax liens which are discussed below) with a value in excess of $20,000,000 in the aggregate shall not be released, discharged, dismissed, stayed or fully bonded for a period of 30 days or more after its entry, issue or levy, as the case may be; or the issuance of a warrant of distraint or assertion of a lien for due and unpaid taxes in excess of $5,000,000, unless the Borrower is contesting such taxes in good faith and that adequate reserves have been set aside on the books of the Borrower, this Note, if not then due or payable on demand, shall, at the option of the Bank or holder thereof, become due and payable immediately without demand or notice and all other debts or obligations of the Borrower hereof to the Bank or holder hereof, whether due or not due and whether direct or contingent and howsoever evidenced, shall, at the option of the Bank or holder hereof, also become due and payable immediately without demand or notice.

The balance of every account of the Borrower with, the Bank shall be subject to a security interest and subject to be set off against any and all Liabilities, including those hereunder.
C. MISCELLANEOUS
1. Covenants. At all times during the term of the Note, the Borrower shall maintain the following:
A.
At no time during the term of the Loan shall the Borrower pledge, assign or hypothecate any shares of stock or other ownership interests which it owns in any subsidiary or affiliate in which it owns a “controlling interest”, as such term is defined by Regulation S-X promulgated by the Securities and Exchange Commission (“Controlled Subsidiaries and Affiliates”), other than shares of stock or other ownership interests in Mapco Express, Inc., Delek Refining, Inc., or Delek Marketing & Supply, Inc, and any of their respective Controlled Subsidiaries and Affiliates that are presently pledged for their existing loan facilities (the “Existing Facilities”), or which may be required to be pledged under the Existing Facilities (collectively, the “Pledged Shares”). In the event that the Existing Facilities are refinanced with the existing or different lenders, the pledging of Pledged Shares may continue. However, in the event that the Existing Facilities are not refinanced as a part of the termination of the pledge of Pledged Shares, then such shares shall be subject to the restrictions contained in this paragraph and shall not be pledged, assigned or hypothecated, without the consent of Lender. In addition to the foregoing, at all times the Borrower shall maintain ownership of at least seventy five (75%) percent of the shares of issued and outstanding stock or ownership interests in the Controlled Subsidiaries and Affiliates in which it owns in excess of 75% of the issued and outstanding stock or other ownership interests as of the date hereof or in the future. Notwithstanding the foregoing, this provision shall in no way prohibit the current pledge of the 2,867,242 shares of Lion Oil Company that are currently pledged to the Bank and Israel Discount Bank of New York.

B.
So long as this Note shall remain outstanding, the Borrower agrees to (a) furnish to the Bank within 90 days after the end of each fiscal year of the Borrower, annual financial statements (including a balance sheet and an operating statement), certified by independent accountants reasonably acceptable to the Bank, together with annual compliance certificates on a form acceptable to the Bank, which compliance certificates shall be certified by the Chief Financial Officer or other responsible officer of the Borrower, (b) within 60 days after the end of each of the first three fiscal quarters of each of the Borrower’s fiscal years, unaudited quarterly financial statements (including a balance sheet and an operating statement), together with quarterly compliance certificates on a form acceptable to the Bank, which compliance certificates shall be certified by the Chief Financial Officer or other responsible officer of the Borrower, (c) furnish to the Bank, with reasonable promptness, such other information concerning the business, operations, properties and condition, financial or otherwise, of the Borrower as the Bank may reasonably request from time to time, and (d) at any reasonable time and from time to time, permit the Bank or any of its agents or representatives to examine and make copies of and abstracts from its records and books of account, visit its properties and discuss its affairs, finances and accounts with any of its officers, directors or independent accountants.

C.
The ability of Borrower’s subsidiaries to upstream dividends or repay intercompany debt to the Borrower shall be maintained in any new debt arrangement entered into after the date hereof and any such ability shall be (a) not materially more restrictive than what exists in the Borrower’s subsidiaries’ existing debt arrangements in effect on the date hereof, or (b) otherwise satisfactory to the Lender.

D.
Maintain on the last day of each of Borrower’s fiscal quarters: (a) Total Adjusted Shareholder’s Equity, as defined herein, shall not be less than $425,000,000; and (b) the ratio of Total Adjusted Shareholder’s Equity to the total assets of Borrower and its subsidiaries, on a consolidated basis, as determined in accordance with Generally Accepted Accounting Principles (“GAAP”), shall not be less than 30%. For the purpose of this agreement, “Total Adjusted Shareholder’s Equity” shall mean the Borrower’s consolidated shareholder’s equity, as determined in accordance with GAAP, as of the last day of each of Borrower’s fiscal quarters, plus any amounts that may or may have been taken as an impairment or other charge to Borrower’s consolidated balance sheet with respect to the following items (i) goodwill, as reported in Borrower’s consolidated balance sheet, and (ii) Borrower’s investment in Lion Oil Company (“Lion”), such amounts to be added back to total shareholder’s equity beginning with the fiscal quarter ending on December 31, 2008 and for so long as any obligations under the Note remain outstanding.

E.
Borrower shall not, directly or indirectly, declare, pay or make any dividend or distribution on any class of its capital stock or apply any of its funds, property, or assets to the purchase, redemption, or other retirement of any class of its capital stock; except, that, so long as no default or Event of Default exists under the Note or any of the Loan Documents, immediately prior to or after giving affect to any such payment, Borrower may make dividends or distributions to its shareholders not to exceed $15,000,000 in the aggregate in any fiscal year; provided, further, that, Borrower may make dividends or distributions to its shareholders in excess of such $15,000,000 aggregate amount in any fiscal year, so long as, concurrently with the making of any payment thereto, Borrower pays to Lender an amount equal to thirty (30%) percent of such excess dividend payment, which payment(s) will be applied by the Lender to the outstanding principal amount of the Note.

F.	During the term of this Note, Borrower shall not make any Acquisitions (as hereinafter defined), in an aggregate amount in excess of $350,000,000 (the “Basket”).

For purposes of this provision F, the Basket shall be calculated as the sum of the following amounts, without duplication: (i) the purchase price plus working capital for any Acquisition made directly by Borrower; (ii) the amount of any guaranty made by Borrower on behalf of another entity to support an Acquisition; and (iii) to the extent an Acquisition is made by a subsidiary (whether direct or indirect) of Borrower, the lesser of (x) the “Net Aggregate Contribution” made by Borrower to such subsidiary at any time since October 1, 2010 and (y) the purchase price paid by such subsidiary for the Acquisition. For purposes of this provision F, the term “Acquisition” shall mean the purchase of assets, equity or other cash or similar infusions in an entity that is unaffiliated with Borrower and which constitutes an ongoing business.

For purposes of this provision F, the term “Net Aggregate Contribution” shall mean the aggregate amount of direct or indirect equity, cash or other such infusions made by Borrower to any entity in excess of any return of equity, cash or other such infusions from such entities to Borrower.

2. No Waiver; Remedies Cumulative. No failure on the part of the Bank to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise by the Bank of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by any other instrument or document or under applicable law.
3. Closing Fees; Costs and Expenses. A one-time, non-refundable closing fee in the amount of $250,000 will be due and payable by Borrower to Bank upon the closing and funding of this Note. Additionally, the Borrower shall reimburse the Bank for all costs and expenses incurred by it and shall pay the reasonable fees and disbursements of counsel to the Bank in connection with enforcement of the Bank’s rights hereunder. The Borrower shall also pay any and all taxes (other than taxes on or measured by net income of the holder of this Note) incurred or payable in connection with the execution and delivery of this Note.
4. Amendments. No amendment, modification or waiver of any provision of this Note nor consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
5. Construction. This Note shall be deemed to be a contract made under the laws of the State of New York and shall be construed in accordance with the laws of said State.
6. Successors and Assigns. This Note shall be binding upon the Borrower and its heirs, legal representatives, successors and assigns and the terms hereof shall inure to the benefit of the Bank and its successors and assigns, including subsequent holders hereof.
7. Severability. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction.
8. Prior Notes. This Note replaces in its entirety (i) that certain promissory note by Borrower in favor of Bank dated as of July 27, 2006 (as heretofore amended or modified) in the original principal amount of $30,000,000.00 as the same may have been paid down from time to time (the “2006 Note”) ; (ii) that certain promissory note by Borrower in favor of Bank dated May 12, 2008 (as heretofore amended or modified) in the original principal amount of $20,000,000.00 as the same may have been paid down from time to time (the “2008 Note”); (iii) that certain Letter Agreement dated May 7, 2008 by and between Borrower and Bank (as heretofore amended or modified) (the “2008 Letter Agreement”), and (iv) that certain Letter Agreement dated June 23, 2009 by and between Borrower and Bank (the “2009 Letter Agreement”); which 2006 Note, 2008 Note, 2008 Letter Agreement and 2009 Letter Agreement are hereby terminated and cancelled in all respects. All other documents in connection with the above referenced prior notes except as otherwise modified hereby, shall remain in full force and effect and are reaffirmed.

9. Jurisdiction; Waiver of Jury Trial. The Borrower hereby irrevocably consents to the jurisdiction of any New York State or Federal court located in New York City over any action or proceeding arising out of any dispute between the Borrower and the Bank, and the Borrower further irrevocably consents to the service of process in any such action or proceeding by the mailing of a copy of such process to the Borrower at the address set forth below. In the event of litigation between the Bank and the Borrower over any matter connected with this Note or resulting from transactions hereunder, the right to a trial by jury is hereby waived by the Bank and the Borrower. The Borrower also waives the right to interpose any set-off or counterclaim of any nature.

Delek US Holdings Inc. (Name of borrower)
By	/s/ A.L. Schwarcz
A.L. Schwarcz
Senior Counsel Vice President — Development and Finance

By	/s/ Gregory A. Intemann
Gregory A. Intemann
VP, Treasurer

7102 Commerce Way
Brentwood, TN 37027
(Address)